Exhibit 99.9

CONSENT OF NEEDHAM & COMPANY, LLC

We hereby consent to the inclusion in the Registration Statement of Electro Scientific Industries, Inc. on Form S-4 and in the joint proxy statement/prospectus of Electro Scientific Industries, Inc. and Zygo Corporation, which is part of the Registration Statement, of our opinion dated October 15, 2008 to the Board of Directors of Electro Scientific Industries, Inc. attached as Annex B to such joint proxy statement/prospectus and to the references to our opinion and our name under the captions “Summary—Opinion of the Parties’ Financial Advisors—ESI Financial Advisor,” “Risk Factors—The opinions obtained by ESI and Zygo from their respective financial advisors do not and will not reflect changes in circumstances subsequent to the date of the merger agreement,” “The Merger—Background of the Merger,” “The Merger—ESI’s Board of Directors’ Recommendations and Reasons for the Merger,” and “The Merger—Opinion of Financial Advisor to ESI’s Board of Directors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Needham & Company, LLC

NEEDHAM & COMPANY, LLC

December 5, 2008